EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into as of the 27th day of June 2007.

BETWEEN

                       E-Z-EM, Inc., with its principal office at 1111 Marcus Avenue, Lake Success, NY 11042 (hereinafter referred to as the “Company”)

AND

                       Anthony A. Lombardo (hereinafter referred to as the “Employee”).

WITNESSETH

                       WHEREAS, the Company and Employee entered into an Employment Agreement dated April 3, 2000 (“Original Agreement”) and entered into a First Amendment to the Original Agreement effective June 1, 2004 (“First Amendment”) (collectively, the Original Agreement and the First Amendment are hereinafter referred to as the “Original Employment Agreement”);

                       WHEREAS, the Original Employment Agreement expired on May 31, 2007 and the parties wish to provide for the continued employment of the Employee after that date on the terms and subject to the conditions set forth herein;

                       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Company and the Employee do hereby agree as follows:

1	SCOPE OF EMPLOYMENT

          1.1        Subject to the terms and conditions hereof, the Company hereby employs the Employee to render services to the Company as President and Chief Executive Officer, subject to the direction of the Board of Directors of the Company (the “Board”) or any committee thereof. Subject to the foregoing, the Employee shall be responsible, consistent with his position, for all aspects of the management, business, personnel, activities and affairs of the Company as such responsibilities reasonably are defined by the Board from time to time.

          1.2        The Employee hereby accepts such employment and agrees faithfully to render the services described above and to promote the interests of the Company to the best of his ability. The Employee further agrees to devote his full working time, attention, skill and best efforts to the performance of his duties under this Agreement. The Employee shall not engage in any other business or occupation during the term of employment under this Agreement without the prior written consent of the Board, which consent the Board may withhold in its sole discretion.

          1.3        The Employee shall have such power and authority, consistent with his position, as shall reasonably be required to enable him to perform his duties hereunder in an efficient manner, provided that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority and control of the Board or any committee thereof and shall report directly to the Board.

          1.4        The Employee shall perform his duties hereunder principally at the Company’s offices at 1111 Marcus Avenue, Lake Success, N.Y., provided, however, that he will be required to travel and render services in different locations, from time to time as appropriate in connection with the performance of such duties.

          1.5        Throughout the term of employment under this Agreement, the Company agrees to seek to cause the Employee to be elected to the Board. Employee understands and agrees that he shall not be eligible to receive any non-employee director fees or other compensation for his service on the Board, other than the salary and other compensation described in Section 3 of this Agreement. Upon the termination of the Employee’s employment under this Agreement for any reason, the Employee shall be deemed to have automatically resigned from any position he may then hold on the Board. Such resignation shall be deemed effective immediately without the requirement that a written resignation be delivered.

2	TERM OF EMPLOYMENT

          2.1        The Employee’s employment pursuant to this Agreement shall commence on June 1, 2007 and terminate on May 31, 2010, unless terminated sooner in accordance with the terms and conditions contained herein. This Agreement may be renewed by the mutual written consent of the Company and Employee.

3	COMPENSATION, BENEFITS AND VACATION

          3.1        The Company agrees to pay the Employee, during the term of his employment, a base salary of Three Hundred Sixty Thousand Dollars ($360,000) per year of employment (the “Base Salary”). Base Salary shall be payable in equal installments on a monthly basis, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. The Company shall be under no obligation to increase the Base Salary, but may review the Employee’s Base Salary at its sole discretion.

          3.2        For each fiscal year of the Company that commences or terminates during the Employee’s employment hereunder the Employee shall have the opportunity to earn an annual bonus at the President/CEO level in accordance with and subject to the terms and conditions of the Company’s Annual Incentive Plan (“AIP”), as such plan may be modified from time to time by the Company; provided that any bonus for less than a full fiscal year of employment may be prorated.

          Notwithstanding any provision of this Agreement to the contrary, (a) In the event the Employee’s employment is terminated by the Company for Cause, as such term is defined in Section 4 of this Agreement, the Employee shall not be eligible for the accrued bonus under the AIP; and (b) In the event the Employee’s employment is terminated by the Company without Cause or by the Employee, or terminates at the expiration of the term of employment set forth in Section 2.1, the Employee shall only be eligible to receive a pro-rata portion of the bonus, if any, for the fiscal year in which his employment terminates (based on the portion of such fiscal year elapsed through the date of termination), and only when bonuses are paid for such fiscal year under the AIP but in no event later than the later of (i) the 15th day of the third month following the end of the Employee’s taxable year in which the Employee’s employment terminates, or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the Employee’s employment terminates.

          3.3        The Employee shall be eligible for long-term incentive awards under the Company’s Stock and Incentive Award Plan as in effect from time to time (the “Stock Plan”) or any successor plan that the Company may adopt during the term of employment, the amount, timing, type and terms and conditions of any such awards to be determined in the sole discretion of the Company’s Board of Directors or its Compensation Committee.

          3.4        The Company shall pay or reimburse the Employee for all reasonable expenses actually and properly (in accordance with the Company’s policy) incurred or paid by him in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require. In order to comply with Treasury Regulation section 1.409A-3(i)(1)(iv), any payment or reimbursement of expenses pursuant to this Section 3.4 that will not be excluded from the Employee’s income when received (within the meaning of Treasury Regulation section 1.409A-1(b)(1)) is subject to the following requirements: (a) the expenses that are eligible for reimbursement are those expenses that have been properly reimbursed prior to the date of this Agreement pursuant to the Company’s expense reimbursement policy as in effect on the date of this Agreement; (b) the expenses to be reimbursed must be incurred during calendar year 2007 or otherwise during the Employee’s employment by the Company pursuant to this Agreement; (c) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Employee may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year; (d) the reimbursement of the eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (e) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of this Agreement, “in-kind benefits” has the meaning set forth in Treasury Regulation section 1.409A-1(p).

          3.5        The Employee shall be entitled to four (4) weeks of paid vacation during each fiscal year of employment with the Company. Vacation time shall not accrue and may not be carried forward to future years.

          3.6        The Company shall provide the Employee with health, accident, disability and life insurance in accordance with its standard policies for Company executives as adopted from time to time by the Board. The Company’s obligation to provide any such coverage shall be contingent on the Employee’s continued employment pursuant to this Agreement and shall continue only for so long as the Employee continues to be employed by the Company pursuant to this Agreement, unless otherwise required by law.

          3.7        The Company shall enter into a Change in Control Agreement with the Employee as such agreement may be modified from time to time by the mutual written consent of the parties. In the event of any conflict between this Agreement and the terms and conditions of the Change in Control Agreement, the terms and conditions of the Change in Control Agreement shall prevail.

          3.8        The Company shall provide the Employee, at no cost, an automobile in accordance with the Company’s standard automobile policy for Company executives as adopted from time to time by the Board. The Company’s obligation to provide an automobile shall be contingent on the Employee’s continued employment pursuant to this Agreement and shall continue only for so long as the Employee continues to be employed by the Company pursuant to this Agreement. Any payment (within the meaning of Treasury Regulation section 1.409A-2(b)(2), which includes the provision of any taxable benefit, including payment in cash or in kind) pursuant to such policy shall be paid to the Employee on or before the later of (i) the 15th day of the third month following the end of the Employee’s taxable year in which the Employee rendered the services which entitled him to such payment pursuant to the preceding sentence, or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the Employee rendered the services which entitled him to such payment pursuant to the preceding sentence. The amount of any expenses eligible for reimbursement pursuant to such policy, or in-kind benefits (as defined in Treasury Regulation section 1.409A-1(p)) provided, during a taxable year of the Employee may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and any right to reimbursement or in-kind benefits pursuant to such policy is not subject to liquidation or exchange for another benefit.

4.	TERMINATION

          4.1        Notwithstanding anything contained herein to the contrary, it is agreed that the Employee’s employment pursuant to this Agreement may be terminated without Cause upon the giving of thirty (30) days written notice by the Company to the Employee or the Employee to the Company.

          4.2        The Employee’s employment pursuant to this Agreement shall automatically terminate upon the occurrence of the first to occur of the following events or conditions:

(a)	the death of the Employee; or

(b)	the delivery by the Company to the Employee of written notice that his employment is terminated for “disability” (as defined in Section 4.3 hereof); or

(c)	the delivery by the Company to the Employee of written notice that his employment is terminated for “Cause” (as defined in Section 4.4 hereof).

          4.3        “Disability” shall mean the good faith determination by the Company that by reason of a physical or mental illness the Employee is unable to perform the essential functions of his position as contemplated by this Agreement, with or without reasonable accommodations by the Company, continuing for more than 60 consecutive business days or for more than an aggregate of 90 business days in any period of 365 days. Such determination shall not be arbitrary or unreasonable, and the Company shall take into consideration the opinion of a physician retained by the Company, if reasonably available, as well as the applicable provisions, if any, of the Americans with Disabilities Act. In the event the Employee’s employment is terminated pursuant to Section 4.2 (b), the Company shall be obligated to continue to pay the compensation provided for in Section 3.1 to the Employee until the end of the Company’s fiscal year in which the Company provides notice to the Employee that his employment is so terminated. During the period of time that the Company agrees to continue to pay the Employee as set forth in Section 4.3, any disability insurance that the Employee receives under the Company’s disability plan shall be offset against any payments made by the Company pursuant to Section 4.3.

          4.4        As used herein “Cause” shall mean the following:

(i) the good faith determination by the Company that there has been continued neglect by the Employee of his duties hereunder;

(ii) the good faith determination by the Company that there has been willful misconduct on the Employee’s part in connection with the performance of such duties;

(iii) any willful violation of any express direction or rule or regulation established by the Board;

(iv) any commission of any act of fraud, embezzlement or dishonesty by the Employee;

(v) the commission by the Employee of a crime or offense amounting to a felony or a crime involving moral turpitude or theft.

          Provided, however that prior to terminating Employee’s employment for “Cause “ pursuant to Section 4.4 (i) and (ii), the Company shall provide the Employee with written notice of the continued neglect or willful misconduct in reasonable detail and the Employee shall have ten (10) days from receipt of such notice to cure such neglect or misconduct to the reasonable satisfaction of the Company and such termination shall be effective upon the Employee’s failure to cure such neglect or misconduct within such ten (10) days period. Notwithstanding anything herein to the contrary, the Employee shall only be entitled to one notice and cure period during any twelve (12) month period of employment for any act constituting continued neglect and one notice and cure period during any twelve (12) month period of employment for any act constituting willful misconduct.

          4.5        (a)        If the Employee’s employment is terminated by the Company pursuant to Section 4.1 without Cause, he shall be entitled to severance pay equal to two (2) years Base Salary, payable in twenty four (24) equal monthly installments on the second regular pay day of each calendar month commencing in the first calendar month following the calendar month in which termination occurs, provided that the Company’s obligation to make each installment of severance payments pursuant to this sentence is contingent on (i) the Employee’s having executed and delivered to the Company a general release in the form attached as Exhibit A hereto or in such other form similar in substance to the form attached hereto as the Company’s General Counsel may prescribe at the time of termination of employment, (ii) the Employee’s having executed such release on or after the date of termination of employment and delivered same to the Company no later than eight (8) days before the installment of severance pay in question is to be paid, and (iii) the Employee’s not having revoked such release before the date of payment of such installment. For the avoidance of doubt, if on the date on which an installment of severance pay is to be paid any of the conditions set forth in clauses (i), (ii) and (iii) of the preceding sentence is not satisfied, the Employee shall forfeit the right to payment of such installment but shall not forfeit the right to payment of any later installment if all such conditions are satisfied on the date on which such later installment is to be paid. All severance payments made pursuant to this Agreement shall be subject to all applicable Federal, State and Local taxes and deductions, including without limitation FICA, Federal, State and Local withholding.

                       (b)        For purposes of Internal Revenue Code section 409A and the Treasury Regulations thereunder, including without limitation Treasury Regulation sections 1.409A-2(b)(2), 1.409A-2(b)(2)(iii) and 1.409A-1(b)(4), the Employee’s right to the series of installment payments of severance pay described in the first sentence of this Section 4.5 is to be treated as a right to a series of separate payments, so that those installments that are paid within the “Short-Term Deferral Period” as hereafter defined will be treated as short-term deferrals within the meaning of Treasury Regulation section 1.409A-1(b)(4). As used in this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s taxable year in which his employment is terminated by the Company without Cause or the 15th day of the third month following the end of the Company’s taxable year in which the Employee’s employment is terminated by the Company without Cause.

                       (c)        Notwithstanding any provision of this Agreement to the contrary, any installment of severance pay referred to in the first sentence of this Section 4.5 that is not payable within the Short-Term Deferral Period and that, but for this sentence, would be paid before the date that is six months after the date of the Employee’s Separation from Service shall not be paid until the date that is six months after the date of the Employee’s Separation from Service (or, if earlier than the end of the six month period, the date of the Employee’s death); provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance pay if and to the extent that such installment of severance pay is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation section 1.409A-1(b)(9)(iii) (relating to separation pay due to involuntary separation from service) or another Treasury Regulation. For purposes of this Agreement, “Separation from Service” means a separation from service as defined in Treasury Regulation section 1.409A-1(h).

                       (d)        In addition to the foregoing severance payments, the Company shall continue to provide the Employee with medical and dental benefits similar to those as are in effect at the time of termination for a period of two (2) years following the date of termination; provided that the Company’s obligation to provide medical and dental benefits pursuant to this sentence is contingent on (i) the Employee’s having executed and delivered to the Company a general release in the form attached as Exhibit A hereto or in such other form similar in substance to the form attached hereto as the Company’s General Counsel may prescribe at the time of termination of employment or within twenty (20) days thereafter, and (ii) the Employee has not revoked such general release. Provided further that, in order to comply with Treasury Regulation section 1.409A-3(i)(1)(iv), any right to medical or dental expenses pursuant to this sentence that applies after the period of time during which the Employee would be entitled (or would, but for this sentence, be entitled) to continuation coverage under a group health plan of the Company under section 4980B (COBRA) if the Employee elected such coverage and paid the applicable premiums (all within the meaning of Treasury Regulation section 1.409A-1(b)(9)(v)(B)) and that will not be excluded from the Employee’s gross income when received (within the meaning of Treasury Regulation section 1.409A-1(b)(1)) is subject to the following requirements: (i) the expenses that are eligible for reimbursement at such time are the same expenses (if any) that are reimbursable on the date of this Agreement pursuant to the medical and dental reimbursement plans of the Company that apply to the Employee and that are not excludable from the Employee’s gross income; (ii) the expenses to be reimbursed must be incurred no later than two (2) years following the date of termination; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Employee may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year; (iv) the reimbursement of the eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (v) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

                       (e)        In the event the Employee’s termination is covered under the Change in Control Agreement referred to in Section 3.7 of this Agreement, the obligations of the Company to make payments and provide continued medical and dental benefits pursuant to this Section 4.5 shall terminate and the Employee shall only be entitled to such severance amount and benefits as are set forth in the Change in Control Agreement.

                       (f)        If following the termination of the Employee by the Company pursuant to Section 4.1 of this Agreement, the Employee breaches any provisions of Section 5 of this Agreement, the obligations of the Company to make payments and provide medical and dental benefits pursuant to this Section 4.5 shall immediately terminate.

                       (g)        Except as provided in Sections 4.5 and 3.2, the Employee shall not be entitled to any severance pay or to any other compensation, payments or benefit (by way of salary, bonus, stock options, stock appreciation rights, restricted stock units or other awards, damages or otherwise) of any nature relating to this Agreement or otherwise relating to or arising out of his employment by the Company, for any period subsequent to the date of termination. Furthermore, upon termination of Employee’s employment pursuant to this Agreement, the applicable provisions of any stock option, stock appreciation right, restricted stock unit or other award agreement theretofore entered into with or issued to the Employee under the Stock Plan or any predecessor or successor plan shall determine the Employee’s rights, if any, with respect to the stock options, stock appreciation rights, restricted stock units or other awards documented thereby.

                       (h)        The Employee’s rights to severance payments and medical and dental benefits pursuant to this Section 4.5, and any other rights the Employee may have under this Agreement, are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary, and any attempt to effectuate any of the foregoing with respect to any of the aforementioned rights of the Employee shall be null and void and of no force or effect to the fullest extent permitted by law.

          4.6        Upon the termination of the Employee’s employment under this Agreement for any reason, the Employee shall be deemed to have automatically resigned from any position he may then hold as an officer and/or director of the Company, and any of its affiliates or subsidiaries including without limitation E-Z-EM, Ltd., E-Z-EM Canada, Inc., E-Z-EM Caribe, Inc. and E-Z-EM Nederlands, B.V. Such resignation shall be deemed effective immediately without the requirement that a written resignation be delivered.

Employee agrees to execute any and all documents necessary or required by applicable laws to effectuate such resignation.

          4.7        Following any termination of the Employee’s employment, other than a termination of employment by the Company for Cause, the Company shall continue to indemnify, defend, and hold the Employee harmless in connection with any “bona fide claim” (within the meaning of Treasury Regulation section 1.409A-1(b)(10)) that may be brought against him related to his lawful performance of his duties during his employment with the Company, to the same extent as during his employment, as provided for under the Company’s bylaws, certificate of incorporation, and directors and officers liability insurance.

5	EMPLOYMENT AND POST EMPLOYMENT RESTRICTIONS

          5.1        Employee acknowledges that the Company’s business is highly specialized and operates in a competitive market, and that in rendering his services to the Company the Employee has had or will have access to or will be exposed to valuable trade secrets, and confidential and proprietary information belonging to the Company. Because of the nature of the business, the Company may be unfairly harmed by certain activities of its present and former employees. These activities may include disclosure or use of trade secrets or confidential and proprietary information, entering into or participating in a competing business of the Company, appropriating or diverting business or customers of the Company and inducing employees of the Company to leave the employment of the Company, all of which are in violation of recognized employee obligations. Employees may be able to do these unfair acts because of information which was learned and contacts which were made while in the employment of the Company. Therefore, the Company desires to protect itself by requiring that certain persons working for it agree to reasonable restrictions concerning their employment and post employment activities. These restrictions are necessarily designed to prevent harm to the Company (as well as to other employees of the Company whose business or compensation depends upon the continuous success of the business) through indirect methods as well as through direct activities.

          5.2        For the reasons set forth above, and in consideration of the salary and other compensation and benefits including without limitation the severance and benefits payable under Section 4.5 received and to be received by the Employee, the Employee agrees as follows:

(a) The Employee agrees that during the period of his employment under this Agreement and for a period of twenty-four (24) months following the termination of his employment for any reason, he shall not in any state or territory of the United States in which the Company conducts business, directly or indirectly, own, manage, operate, control, be employed by, be a shareholder of, be an officer of, participate in, contract with or be connected in any capacity or any manner with any business that directly or indirectly (whether through related companies or otherwise) manufactures, develops, designs, distributes, sells, or markets any product, device or equipment substantially similar to any product, device or equipment which at the time during the term of Employee’s employment has been manufactured, marketed, sold, or distributed by the Company or any product, device or equipment which the Company was developing or designing during the Employee’s employment with the Company for future manufacture, marketing, sale or distribution; provided, however that nothing herein shall prohibit the Employee from owning, directly or indirectly, as a passive investor, in the aggregate not more than one percent (1%) of the outstanding publicly traded stock of any company that competes with the Company.

(b) The Employee agrees that during the period of his employment under this Agreement and for a period of twenty four (24) months following the termination of his employment for any reason, he will not, directly or indirectly, solicit or hire or attempt to solicit or hire any employee of the Company or otherwise induce any employee of the Company to leave the employment of the Company.

(c) The Employee agrees that during the period of his employment under this Agreement and for a period of twenty-four (24) months following the termination of his employment for any reason, he will not appropriate, divert or assist another to appropriate or divert any business or customer away from the Company or attempt to do any of the foregoing.

(d) The Employee agrees that during the period of his employment under this Agreement and following the termination of his employment, he will not disclose, cause to be disclosed or otherwise allow the following information to come into the possession of any person or entity (other than those persons and entities that the Company has determined as being entitled thereto) or use the following information, whether such information is on the Company’s forms, memos, computer disc or tape, or otherwise and whether such information is in written or verbal form: sales information, operations information, financial information, administrative information, research information, technical information, scientific information, data, designs, formulas, and any other information concerning the Company, its business, its properties or its affairs that the Company deems to be confidential or that is confidential according to industry practices. The Employee understands and agrees that his obligations set forth herein shall continue for so long as any information as set forth above is deemed confidential and/or proprietary by the Company or according to industry practices. The Employee further agrees that upon termination of his employment for any reason, he will promptly return to the Company all information of the type described above within his possession or within his power to control, including, without limitation all copies of such information, all abstracts of such information and any other information containing such information in whole or in part.

(e) The Employee agrees to assign and transfer to the Company his entire right, title and interest in and to any and all inventions, discoveries, improvements,

innovations, know-how, new ideas, formulas, processes, techniques or concepts (collectively “Inventions”) created, conceived or developed by Employee, either solely or jointly with others, arising out of or during the course of employment with the Company relating to the business of the Company together with all rights to letters patent which may be granted thereon and that such Inventions shall inure to and be the sole property of the Company. Immediately upon the making any Inventions, Employee shall notify the Company thereof and shall thereafter execute and deliver to the Company without further compensation such documents as may be necessary to prepare and prosecute applications for letters patent upon any such Inventions, and to assign and transfer to the Company the Employee’s entire right, title and interest in and to any and all Inventions. The Employee agrees that he will cooperate with the Company in connection with the foregoing after termination of his employment.

          5.3        In the event of a violation of Section 5.2, if the Employee is prevented by a court from committing any further violation, whether by a temporary restraining order, injunction or otherwise, the time periods set forth in Section 5.2 shall be computed by commencing the periods on the date of the applicable court order and continuing them from that date for the full period provided.

          5.4        In the event of a violation of Section 5.2, the Company shall be entitled to seek injunctive relief in addition to damages and other remedies for the violation, and additionally, the Company shall be entitled to reasonable attorneys’ fees and all costs incurred for the enforcement of this Agreement and the Company shall be relieved of any further obligation to pay any compensation or severance to Employee and the Employee shall have no further rights with respect to benefits, including but not limited to stock options not already vested which shall expire, except as is required by law and Employee shall repay all monies and benefits received from the Company pursuant to Section 4.5 to that point in time under this Agreement.

          5.5        The Employee shall have the right to request a waiver of all or part of the restrictions contained in Section 5.2 by providing the Company with a written statement containing all relevant details. The Company may, in its sole discretion, waive all or part of the restrictions contained in Section 5.2 on such terms and conditions, and to such extent, as it, in its sole discretion, deems appropriate. Such waiver must be in writing.

          5.6        As an essential part of the material consideration for this Agreement, the Employee agrees that while employed by the Company and after the termination of such employment for any reason he will cooperate with the Company fully and to the best of his abilities with regard to the Company’s defense of any legal claim pending or hereafter brought or threatened against the Company or any of its officers, directors or employees. Such cooperation shall include, but is not limited to: (i) providing truthful and comprehensive testimony in depositions, arbitrations, hearings, trials, and other proceedings, as requested by Company counsel; (ii) providing truthful and comprehensive affidavits as requested by Company counsel; (iii) meeting with the Company’s counsel and employees as requested to prepare for such testimony, to facilitate the preparation of such affidavits, and/or to aid the Company otherwise in defending any such claim. The obligations agreed to in this paragraph shall survive for seven years after termination of the Employee’s employment for any reason and the Company agrees to reimburse Employee for all reasonable travel, hotel and food expenses incurred in connection with Employee’s cooperation and assistance under this Section 5.6 during that seven year period. The amount of such expenses eligible for reimbursement during a taxable year of the Employee may not affect the expenses eligible for reimbursement in any other taxable year. The reimbursement of an eligible expense shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit. In order to enable the Company to contact the Employee for the purposes set forth in this paragraph, Employee shall keep the Company informed at all times of his addresses and telephone numbers at home and at work. To the extent permitted by the exigencies of litigation and the schedules of other persons involved, the Company shall give the Employee reasonable notice of the times when he will be required to fulfill his obligations under this paragraph. In the event that the Employee fails to fulfill his obligations under this paragraph, he shall forfeit his right to any further payments under Section 4.5 above, and the Company shall have the right, to the extent permitted by law, to seek recovery from the Employee: (x) all such payments that have already been made under Section 4.5, (y) any sum that the Company has been compelled to pay to anyone as a result of litigation with regard to which the Employee breached this paragraph, and (z) any attorneys’ fees expended by the Company in order to obtain such recovery.

          5.7        Notwithstanding the termination of Employee’s employment pursuant to this Agreement, Section 5 hereof shall continue in full force and effect for the periods of time provided for therein.

6	MISCELLANEOUS

          6.1        This Agreement expresses the entire understanding and agreement of the parties and supersedes any and all prior agreements and understandings, whether written or oral, relating in any way to the subject matter of this Agreement. This Agreement cannot be modified, amended or supplemented except by a written instrument or instruments executed by each of the parties hereto.

          6.2        All notices concerning this Agreement shall be deemed to have been received two (2) days after being properly sent by commercial overnight courier to the address below:

If to the Company:	E-Z-EM, Inc.
1111 Marcus Avenue
Lake Success, NY 11042
Attn: Chairman of Board

With a copy to:	E-Z-EM, Inc.
1111 Marcus Avenue
Lake Success, NY 11042
Attn: Senior Vice President – Chief Legal Officer

If to Employee:	To his most recent address shown on the books and records of the Company.

          6.3        All rights and remedies herein granted or referred to are cumulative, resort to one shall not preclude resort to another. No waiver by either party of a breach of this Agreement, or any part hereof, shall be deemed to be a waiver of any other prior, concurrent or subsequent breach of the same or different provisions of this Agreement.

          6.4        If an action is commenced to enforce the performance of any part of this Agreement, including, without limitation, any order or release made hereunder, the prevailing party shall be reimbursed by the other party for all reasonable attorneys’ fees and expenses.

          6.5        This Agreement shall be governed by and construed under the laws of the State of New York without reference to or application of its choice laws provisions. If any provision of this Agreement shall be invalid or unenforceable, this Agreement shall be deemed amended but only to the extent required to make it valid and enforceable, and this Agreement as thereby amended shall remain in full force and effect.

          6.6        Employee represents and warrants that Employee is not subject to any agreement, whether written or oral, contract, order, judgement, or decree of any kind that would prevent Employee from entering into this Agreement or performing his duties and obligations hereunder.

          6.7        The section headings appearing in this Agreement are inserted only as a matter convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

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          IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year set forth above.

E-Z-EM, Inc.

/s/ Paul S. Echenberg	/s/ Anthony A . Lombardo
Paul S. Echenberg, Chairman of the Board	Anthony A. Lombardo

Exhibit A

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (“Agreement”) is executed on the ___ day of _______, 20__ by Anthony A. Lombardo (herein called the “Employee”).

In consideration of valuable severance benefits to be paid or provided by E-Z-EM, Inc. (the “Employer”) to the Employee in connection with the termination of the Employee’s employment pursuant to Section 4.5 of that certain employment agreement dated June 27, 2007 between the Employer and the Employee (the “Employment Agreement”), the Employee hereby agrees as follows:

1.	The foregoing preamble shall form an integral part of this Agreement and shall serve for the purpose of its interpretation.

2.

Except for those obligations created by or arising out of Section 4.5 and Section 4.7 of the Employment Agreement, and except as otherwise provided below, the Employee on behalf of himself, his descendants, ancestors, dependents, heirs, executors, insurers, administrators, assigns, and successors, and each of them, hereby waives, covenants not to sue and fully releases and discharges the Employer, all affiliates and subsidiaries (whether or not wholly-owned) of the Employer, and all trustees, directors, officers, employees, agents, attorneys, insurers, stockholders and representatives of the Employer and its affiliates and subsidiaries, past and present, and all of such persons’ assigns and successors, and each of them, hereinafter together and collectively referred to as “Releasees”, with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against said Releasees, arising out of or in any way connected with his employment relationship with the Employer, or the severance of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including, but not limited to, any claim under the Civil Rights Act of 1866, 1871, 1964 and/or 1991, the Age Discrimination in Employment Act (the “ADEA”), the Older Worker Benefit Protection Act of 1990 (“OWBPA”) the New York Human Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Credit Reporting Act, any federal, state, or local “whistleblower” or similar employee disclosure protection law, and/or any other federal, state or local laws or regulations prohibiting discrimination on the basis of age, race, color, creed, national origin, sex, sexual orientation, marital status, or any other form of illegal discrimination or any claim for wrongful termination, premature or discriminatory termination of Employee’s employment, or discriminatory terms and conditions of employment, infliction of emotional distress, or any claim for salary, wages, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workman’s compensation or disability benefit. Notwithstanding the foregoing, nothing in this Agreeement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparaible state or local agency, provided, however, that Employee hereby waives his/her right to recover monetary damages in any charge, complaint or lawsuit filed by Employee or by anyone else on Employee’s behalf. Further, Employee represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Employee’s employment by Employer. Provided, however, that notwithstanding this paragraph, Employee retains his claims for vested benefits under the Employer’s 401(k) plan or other benefit plans, for vested stock options and stock appreciation rights, and for restricted stock units issued in partial payment of awards under the Annual Incentive Plan.

3.

Except as otherwise provided in Section 2 of this Agreement, the Employee agrees that he will not provide consulting advice or counsel to or otherwise cooperate with or assist employees or former employees of Releasees to pursue legal actions against Releasees on or in connection with any matter relating to their employment or the termination of their employment, provided that the Employee may comply with any subpoena or other legal process so long as the Employee gives immediate written notice to the Employer that he has received such subpoena or other legal process and provides the Employer with a copy of such subpoena or other legal process. The Employee further agrees that he will not participate, directly or indirectly, as a party, witness or otherwise, in any action at law, proceeding in equity or in any administrative proceeding in which Releasees or Releasees’ personnel are parties or attempt to offer into evidence against Releasees or Releasees’ personnel any fact concerning any act or omission of Releasees or Releasees’ personnel, provided that the Employee may comply with any subpoena or other legal process so long as the Employee gives immediate written notice to the Employer that he has received such subpoena or other legal process and provides the Employer with a copy of such subpoena or other legal process.

4.

Should the Employee commence or prosecute any action or proceeding contrary to the provisions of this Agreement, the Employee agrees to indemnify Releasees and/or the affected personnel for all court costs and attorneys’ fees incurred by Releasees and personnel in the defense of such action or in establishing or maintaining the application or validity of this Agreement or provisions thereof, except as to claims enforced by the EEOC. Accordingly, this provision shall not be applicable to any action or proceeding brought by Employee for the purpose of challenging the validity and/or enforceability of any waiver of any employment discrimination claim Employee may have against the Employer, in which case court costs and attorneys fees shall be payable by Employee to Employer only if such challenge is unsuccessful and applicable law permits such recovery under the circumstances. In addition, this provision shall not be applicable to

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any action or proceeding brought by Employee for the purpose of enforcing his rights pursuant to Section 4.5 or Section 4.7 of the Employment Agreement.

5.	The Employee shall not disparage the Employer or any of the Employer’s employees.

6.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

7.

This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the the Employee and the Employer hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

8.

In the event of any dispute between the Employer and the Employee in connection with or concerning the subject matter of this Agreement, except as otherwise provided in Section 2 and 4 of this Agreement, in which the Employer is the prevailing party, the Employer shall be entitled to recover from the Employee all costs and expenses incurred by the Employer in connection herewith, including reasonable attorneys’ fees.

9.

It is recognized that in the event of the Employee’s breach of Sections 2 and/or 3 the damages resulting from such breach would be difficult, if not impossible, to ascertain and that Employer would be subject to irreparable injury therefrom. The Employee therefore agrees that Employer, in addition to and without limiting any other remedy or right it may have, shall be entitled to such equitable and injunctive relief as may be available to restrain Employee from violation of any of said covenants, such right to injunctive and equitable relief, however, to be cumulative and in addition to whatever other remedies Employer may have in the premises, including the recovery of damages from Employee. Further, in the event that the provisions of Sections 2 and/or 3 should ever be adjudicated to exceed limitations permitted by applicable law, the Employee agrees that it is his intent that the court reviewing same shall modify and enforce any or all such paragraphs to the maximum extent that it believes to be reasonable under the circumstances existing at that time.

10.

Upon any material breach of this Agreement by the Employee, including without limitation reneging on or making challenges to any waivers, the Employee agrees that the obligation of the Employer to make payments or provide benefits pursuant to Section 4.5 of the Employment Agreement shall immediately terminate, provided, however, the Employer first gives written notice to Employee of the alleged breach and the Employer’s basis for believing there has been a breach, including the source of the Employer’s information and a brief description of the actions believed to constitute a breach, and a reasonable opportunity for Employee to cure the breach.

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11.	The terms and conditions of this Agreement shall be binding upon the Employee, his heirs, executors, administrators, successors and assigns and shall enure to the benefit of the Employer.

12.

This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement shall be binding upon the Employee unless made in writing and signed by both the Employer and the Employee.

13.

The Employee agrees to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

14.

The Employee hereby acknowledges having read this Agreement and having had the opportunity to discuss it with Employee’s attorney, and specifically declares that he understands and is satisfied with the terms and conditions hereof and that his signature hereto shall bind him to all of the terms and conditions herein contained. The Employee acknowledges further that it is not the custom of Employer to pay severance in the amounts set forth in Section 4.5 of the Employment Agreement, and that the amounts set forth in Section 4.5 of the Employment Agreement arise solely out of the Employment Agreement and this Agreement and are in consideration for Employee’s promises set forth herein, and that this obligation does not arise out of any agreement with or obligation of Employer other than the Employment Agreement and this Agreement.

15.	Except as set forth in the Employment Agreement, no other monies shall be paid to the Employee.

16.

Employee agrees that he will not apply or otherwise seek employment with the Employer, and that its officers, employees, agents and representatives have no obligation to rehire, reemploy, recall or hire him in the future.

17.	Employee represents that he is not aware at the time of signing this Agreement of any ailment, illness or any other malady which arose from or is related to employment with the Employer.

18.	Words in the masculine gender shall include the feminine.

19.

For purposes of this Agreement, references made to Employer shall include E-Z-EM, Inc., its divisions, subsidiaries and affiliates, its successors and assigns and their respective shareholders, officers, directors, employees, agents and representatives.

PLEASE READ CAREFULLY. THIS AGREEMENT IS A LEGAL DOCUMENT AND INCLUDES A RELEASE BY THE EMPLOYEE OF ALL KNOWN AND UNKNOWN CLAIMS, AS DETAILED IN THIS AGREEMENT, THAT EMPLOYEE MAY HAVE AT THE TIME OF SIGNING OF THIS AGREEMENT.

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE:

•	HAS HAD THE OPPORTUNITY TO TAKE A FULL TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT BEFORE EXECUTING IT.

•	HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.

•	IS, THROUGH THIS AGREEMENT, RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS HE MAY HAVE AGAINST THE RELEASEES AS MORE FULLY SET FORTH ABOVE.

•	KNOWINGLY AND VOLUNTARILY AGREES TO ALL OF THE TERMS SET FORTH IN THIS AGREEMENT.

•	KNOWINGLY AND VOLUNTARILY INTENDS TO BE LEGALLY BOUND BY THE SAME.

•	WAS ADVISED AND HEREBY IS ADVISED IN WRITING TO CONSIDER THE TERMS OF THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO EXECUTING THIS AGREEMENT.

•	HAS A FULL SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE THE WAIVER AND RELEASE SET FORTH IN THIS AGREEMENT, IN WHICH CASE THIS AGREEMENT SHALL BE NULL AND VOID.

•	UNDERSTANDS THAT RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, ARE NOT WAIVED.

THE EMPLOYEE DECLARES UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE STATE OF NEW YORK THAT THE FOREGOING IS TRUE AND CORRECT.

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IN WITNESS WHEREOF, the Employee has duly executed this Agreement as of the date set forth above, intending that the Employer should rely hereon.

Employee:

Anthony A. Lombardo

Witness:

(signature)

(print name of witness)

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